Exhibit 99

FOR IMMEDIATE RELEASE

PepsiAmericas Invests in Romanian Bottling Operation

MINNEAPOLIS – June 16, 2005 – PepsiAmericas, Inc. (NYSE: PAS) announced today that it has acquired 49 percent of the outstanding common stock of Quadrant-Amroq Bottling Company Limited (QABCL).  QABCL is a holding company that, through subsidiaries, produces, sells and distributes Pepsi and other beverages throughout Romania.

“We are enthusiastic about our investment in QABCL and the expansion of our international territory,” said Ken Keiser, President and Chief Operating Officer of PepsiAmericas. “Romania’s improving economic condition, matched with a developing beverage market, provides a great platform for us to leverage our position in this key region.”

Romania has a population of 22 million and is scheduled to join the European Union in 2007.

“QABCL and its balanced product portfolio occupies a significant market share position in Romania and has enjoyed double digit volume and profit growth in recent years,” added Keiser. “We intend to work with their experienced and successful team to continue these results.”

Discussing the company’s investment strategy in Central Europe, Robert C. Pohlad, Chairman and Chief Executive Officer of PepsiAmericas said, “For the last four years, we have demonstrated a commitment to improving sales and distribution of Pepsi products in Central Europe while also looking for acquisitions or partnerships that expand our portfolio and our geographic presence. This investment fits well with these strategic criteria and is accretive to our earnings.  In addition, it provides PepsiAmericas with the opportunity to expand further our beverage and snack presence in the Balkan region.”

A subsidiary of PepsiAmericas paid $51 million for this investment.  It, along with the other QABCL shareholders, are subject to certain put/call provisions.

PepsiAmericas is the world’s second-largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in 19 U.S. states, Poland, Hungary, the Czech Republic and Republic of Slovakia, and the Caribbean including Puerto Rico, Jamaica, the Bahamas, Barbados, and Trinidad and Tobago. For more information on PepsiAmericas, please visit our Web site at www.pepsiamericas.com.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding our QABCL investment. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and

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uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; cost and availability of raw materials; and changing legislation. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended January 1, 2005.

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Media:

Mary Viola, 847-483-6760

mary.viola@pepsiamericas.com

or

Investor Relations:

Alex Ware, 612-661-3822

alex.ware@pepsiamericas.com